Exhibit 10.10

SALE AND PURCHASE AGREEMENT

BETWEEN

THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1

and

OHMYHOME (BVI) LIMITED

DATED THE 6th	DAY OF	OCTOBER	2023

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on the 6th day of October 2023.

BETWEEN:

(1)	THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1 (collectively, the “Vendors” and each, a “Vendor”); and

(2)	OHMYHOME (BVI) LIMITED (Company Registration No. 2104185), a company incorporated in the British Virgin Islands and having its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. (the “Purchaser”),

(the Vendors and the Purchaser are hereinafter collectively referred to as the “Parties” and each, a “Party”).

WHEREAS:

(A)	The Vendors are the legal and beneficial owners of the entire issued and paid-up share capital of Simply Sakal Pte. Ltd. (Company Registration No.: 199500054H) (the “Company”). As at the date of this Agreement, the Company has a share capital of S$1,783,001, comprising 350,140 issued and fully-paid ordinary shares, held by the Vendors in the proportion as set out in Schedule 1.

(B)	The Purchaser is a wholly-owned subsidiary of the Listco (as hereinafter defined), whose shares being the Consideration Shares, shall form part of the satisfaction of the Total Consideration in accordance with Clause 3 of this Agreement.

(C)	The Purchaser has agreed to purchase, and each Vendor has agreed to sell, the Sale Shares (as hereinafter defined) upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition” means the acquisition by the Purchaser of the Sale Shares upon the terms and subject to the conditions set out in this Agreement.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Affiliates” in relation to any person, means any other person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, that first-mentioned person.

“Approvals” has the meaning ascribed to it in Schedule 2.

“Authorised Persons” has the meaning ascribed to it in Clause 10.1(a).

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“Business Day” means a day (other than a Saturday, Sunday or public holiday in Singapore and the Cayman Islands) on which commercial banks are generally open for business in Singapore and Cayman Islands.

“Cash Consideration” has the meaning ascribed to it in Clause 3.1(a).

“Companies Act” means the Companies Act 1967 of Singapore.

“Company” has the meaning ascribed to it in Recital (A).

“Company Contracts” has the meaning ascribed to it in paragraph 9.1 of Schedule 5.

“Company Management Accounts” means the unaudited financial accounts of the Company for the 6 months ended the Company Management Accounts Date.

“Company Management Accounts Date” means 30 June 2023.

“Completion” means the completion of the sale and purchase of the Sale Shares by performance by the Parties of the obligations assumed by them, respectively, under Clause 6.

“Completion Date” means the date on which the conditions in Schedule 2 are satisfied or waived in accordance with this Agreement (or such other date as may be agreed in writing between the Parties).

“Consideration Shares” has the meaning ascribed to it in Clause 3.1(b).

“Consideration Shares Price” means S$3,000,000, being the amount which shall be satisfied by the allotment and issuance of ordinary shares in the capital of the Listco.

“Constituent Documents” means the memorandum and articles of association and/or other constituent documents of the Company.

“control” (including its correlative meanings “controlling”, “controlled by” and “under common control with”) means, with respect to a person, the right to exercise, directly or indirectly, more than 50% of the voting rights or participation interests of such person, or the power to direct or cause the direction of the management or policies of such person.

“Data Room” means the data room made available by or on behalf of the Vendors to the Purchaser from 21 August 2023 to 29 September 2023.

“Data Room Documents” means any information contained in the Data Room.

“Designated Securities Account” has the meaning ascribed to it in Clause 3.2(b)(i).

“encumbrances” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“First Tranche Consideration Shares” has the meaning ascribed to it in Clause 3.2(b)(ii).

“Formula” has the meaning ascribed to it in Clause 3.2(b).

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“Individual Guarantors” means each of:- (a) Kwan Cho Ching Joe; (b) Ming Kok Wah; and (c) Chong Jia Gen, Kenneth.

“Intellectual Property Rights” include but are not limited to patents, trade marks, service marks, copyright, Know-how, design rights, database rights, rights in software, rights in designs and inventions, trade secrets, confidential information, trade and business names and brands, internet domain names, any application (whether pending, in process or issued) for any of the foregoing and any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country and in any form, media, or technology now known or later developed and “Intellectual Property” shall have the corresponding meaning.

“Know-how” includes but is not limited to any methods, techniques, processes, discoveries, inventions, innovations, expertise, unpatentable processes, technical information, specifications, recipes, formulae, designs, plans documentation, drawings, data and other technical information.

“Licences” has the meaning ascribed to it in paragraph 11 of Schedule 5.

“Listco” means Ohmyhome Limited (Company Registration No. 392526, a company incorporated in the Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands, whose shares are listed on the Nasdaq Capital Market under the symbol “OMH”.

“Lock-Up Period” has the meaning ascribed to it in Clause 3.3.

“Lock-Up Undertaking” has the meaning ascribed to it in Clause 3.3.

“Long-Stop Date” has the meaning ascribed to it in Clause 4.5.

“Losses” means all losses, liabilities, damages, settlement sums, costs (including reasonable legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands.

“Material Adverse Change” means any material adverse change in relation to the affairs, operations, businesses, properties, financial condition (including liabilities, assets and results) and/or prospects of the Company, that has caused or is likely to cause (a) the net profit after tax of the Company to decrease by more than 10% from that set forth in the Company Management Accounts, or (b) the net asset value of the Company to decrease by more than 10% from that set forth in the Company Management Accounts.

“Maximum Consideration Shares” has the meaning ascribed to it in Clause 3.2(b).

“Maximum per Tranche” has the meaning ascribed to it in Clause 3.2(b).

“Minimum per Tranche” has the meaning ascribed to it in Clause 3.2(b).

“Personal Data” has the meaning ascribed to it in paragraph 15 of Schedule 5.

“Properties” has the meaning ascribed to it in paragraph 6.1(a) of Schedule 5.

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“Purchaser Claim” means a claim by the Purchaser in respect of:- (a) any and all breaches of any representation or undertaking or covenant by any of the Vendors under this Agreement; (b) any and all breaches of the Vendors’ Warranties by any of the Vendors; and/or (c) any and all matters for which an indemnity is provided by the Vendors as set out in Clauses 7.7 and 9.

“Purchaser Warranties” means the representations and warranties on the part of the Purchaser specified in Schedule 6 and “Purchaser Warranty” shall be construed accordingly.

“Purchaser’s Due Diligence” has the meaning ascribed to it in Schedule 2.

“Purchaser’s Company” and “Purchaser’s Group” means the Purchaser and its subsidiaries and “Purchaser’s Company” means any one of them.

“Relevant Employees” means those employees of the Company who are immediately prior to Completion employed by the Company and “Relevant Employee” means any one of them.

“Sale Shares” means the 350,140 issued and fully-paid Shares owned by the Vendors, representing as at the date hereof 100% of the total number of issued Shares.

“Second Tranche Consideration Shares” has the meaning ascribed to it in Clause 3.20(iii).

“Shares” means the ordinary shares in the capital of the Company.

“SIAC” has the meaning ascribed to it in Clause 11.15(b).

“Surviving Provisions” means Clauses 8 (Post-Completion Undertakings), 10 (Confidentiality) and 11 (Miscellaneous).

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.

“Tax Indemnities” means the indemnities set out in Clause 9 and “Tax Indemnity” means any one of them.

“Third Tranche Consideration Shares” has the meaning ascribed to it in Clause 3.2(b)(iv).

“Total Consideration” has the meaning ascribed to it in Clause 3.1.

“Tranches” means collectively, the (a) Completion Tranche Consideration Shares, (b) First Tranche Consideration Shares, (c) Second Tranche Consideration Shares and (d) Third Tranche Consideration Shares and “Tranche” shall be construed accordingly.

“Tranche Date” means the respective date on which each Tranche of Consideration Shares is to be allotted and issued to the Vendors in accordance with Clause 3.2.

“UOB Acquisition Consent” has the meaning ascribed to it in paragraph (g) of Schedule 2.

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“UOB Participation Consent” has the meaning ascribed to it in paragraph (g) of Schedule 2.

“UOB TBL Guarantee” means the joint and several guarantee provided by the Individual Guarantors as security for the UOB TBL Loan.

“UOB TBL Loan” means the temporary bridging loan of S$190,000 extended by United Overseas Bank Limited to the Company on the terms of the confirmation letter dated 5 January 2021.

“USD/SGD Exchange Rate” has the meaning ascribed to it in Clause 3.2(b).

“Vendors’ Disclosure Letter” means the disclosure letter dated the date of this Agreement in the agreed form from the Vendors to the Purchaser and delivered by the Vendors to the Purchaser prior to the execution of this Agreement by the Parties.

“Vendors’ Fundamental Warranties” means the Vendors’ Warranties set out in paragraphs 3.2(a), 3.2(b), 3.2(c) and 13 of Schedule 5.

“Vendors’ Warranties” means the representations and warranties on the part of the Vendors pursuant to Clause 7.1 and set out in Schedule 5 of this Agreement and “Vendors’ Warranty” shall be construed accordingly.

“7-day MA Price” has the meaning ascribed to it in Clause 3.2(b).

1.2	Currencies

“Singapore dollars” or “S$” or “$” means the lawful currency for the time being of Singapore.

“USD” or “US$” means the lawful currency for the time being of the United States of America.

1.3	Miscellaneous

In this Agreement, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa, words importing any gender include every gender and references to time shall mean Singapore time;

(b)	references to a “person” include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality) and references to a “company” include any company, corporation or other body corporate, wherever and however incorporated or established;

(c)	clause headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(d)	schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules

(e)	the words “written” and “in writing” include any means of visible reproduction;

(f)	any reference to a document being in the “agreed form” shall mean that document in or substantially in the form agreed as at the date of this Agreement between the Parties hereto and signed or initialed by them or on their behalf for the purposes of identification;

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(g)	any reference to “procure” shall mean an absolute obligation (and not a reasonable obligation) to cause or bring about;

(h)	the words include(s), including or in particular or any similar expression are used in this Agreement, they are deemed to have the words “without limitation” following them; and

(i)	references to a statute, statutory provision or any subsidiary legislation made under a statute is to such statute, provision or subsidiary legislation as amended or re-enacted from time to time and, in the case of a statute, includes any subsidiary legislation made under that statute from time to time.

2.	SALE OF THE SALE SHARES

2.1	Sale of the Sale Shares

The Vendors shall, in accordance with the terms and conditions of this Agreement, on Completion sell to the Purchaser the Sale Shares (and not part thereof only), and the Purchaser shall purchase the Sale Shares free from all encumbrances and with the benefit of all rights, benefits and entitlements attaching thereto as at Completion Date and thereafter (including the right to any dividends or other distributions declared and payable thereon on or after that date).

2.2	Waiver of Pre-emption Rights

The Vendors hereby waive any and all rights of first offer, pre-emption and other similar rights, whether conferred by the Constituent Documents of the Company or otherwise, that they may have or may be entitled to with respect to each other in relation to the transfer of the Sale Shares held by the other Vendors under this Agreement.

2.3	No Sale and Purchase of Part Only

The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	CONSIDERATION

3.1	Purchase Consideration

The aggregate consideration for the sale of the Sale Shares to the Purchaser shall be the sum of S$4,712,000 (the “Total Consideration”), which shall comprise the following:

(a)	the amount of S$1,712,000, which shall be payable in cash by the Purchaser to the Vendors in the proportion as set out in Schedule 1 and in accordance with Clause 3.2 (“Cash Consideration”); and

(b)	the remaining amount of S$3,000,000, which shall be satisfied by the allotment and issuance of new ordinary shares in the capital of the Listco in four (4) tranches to the Vendors in the proportion set out in Schedule 1 and in accordance with Clause 3.2 (“Consideration Shares”).

3.2	Manner of Payment

(a)	Settlement of the Cash Consideration by the Purchaser to be made under this Agreement shall take place in the following manner:

(i)	the amount of S$513,600, representing 30% of the Cash Consideration, shall be payable on Completion;

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(ii)	the amount of S$513,600, representing 30% of the Cash Consideration, shall be payable on the date falling on the first anniversary of the Completion Date; and

(iii)	the amount of S$684,800, representing 40% of the Cash Consideration, shall be payable on the date falling on the second anniversary of the Completion Date.

Payment of the Cash Consideration by the Purchaser shall be by way of bank transfer to each such bank account of the respective Vendors as the Vendors shall notify the Purchaser in writing no later than ten (10) Business Days prior to the due date for such payment, or in such other manner as may be agreed in writing between the Vendors and the Purchaser.

(b)	Settlement of the Total Consideration represented by the Consideration Shares shall take place in the following manner:

(i)	Completion Tranche Consideration Shares: an amount of S$750,000 of the Total Consideration shall be fully satisfied by the allotment and issuance of shares in the Listco on Completion Date, such number of Consideration Shares shall be allotted and issued to each Vendor in the proportion as set out in Schedule 1, determined based on the Formula, to separate designated securities accounts operated by VStock Transfer LLC in the name of each Vendor set forth in Schedule 1 (each a “Designated Securities Account”);

(ii)	First Tranche Consideration Shares: an amount of S$750,000 of the Total Consideration shall be fully satisfied by the allotment and issuance of shares in the Listco on the date falling on the first anniversary of the Completion Date, such number of Consideration Shares shall be allotted and issued to each Vendor in the proportion as set out in Schedule 1, determined based on the Formula, to each respective Designated Securities Account;

(iii)	Second Tranche Consideration Shares: an amount of S$750,000 of the Total Consideration shall be fully satisfied by the allotment and issuance of shares in the Listco on the date falling on the second anniversary of the Completion Date, such number of Consideration Shares shall be allotted and issued to each Vendor in the proportion as set out in Schedule 1, determined based on the Formula, to each respective Designated Securities Account; and

(iv)	Third Tranche Consideration Shares: an amount of S$750,000 of the Total Consideration shall be fully satisfied by the allotment and issuance of shares in the Listco on the date falling on the third anniversary of the Completion Date, such number of Consideration Shares shall be allotted and issued to each Vendor in the proportion as set out in Schedule 1, determined based on the Formula, to each respective Designated Securities Account.

For the purposes of the foregoing, the number of Consideration Shares to be issued shall be determined based on the formula as follows (“Formula”):

(Conversion Amount x 25% ÷ USD/SGD Exchange Rate) ÷ (7-day MA Price)

Where,

“Conversion Amount” means the Consideration Shares Price to be converted into Consideration Shares.

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“USD/SGD Exchange Rate” means the moving average of the latest H.10 federal reserve spot rate on https://www.federalreserve.gov/releases/h10/hist/dat00_si.htm for USD and Singapore Dollars in the 7 calendar days prior to the date of allotment and issuance of the Completion Tranche Consideration Shares, First Tranche Consideration Shares, Second Tranche Consideration Shares and Third Tranche Consideration Shares (as the case may be) in accordance with this Clause 3.2.

“7-day MA Price” means the moving average of the closing price in the 7 calendar days prior to the date of allotment and issuance of the Completion Tranche Consideration Shares, First Tranche Consideration Shares, Second Tranche Consideration Shares and Third Tranche Consideration Shares (as the case may be) in accordance with this Clause 3.2.

The Parties agree that the total number of Consideration Shares to be allotted and issued to the Vendors shall be no less than 450,000 Consideration Shares and no more than 685,536 Consideration Shares (“Maximum Consideration Shares”). For the avoidance of doubt, the allotment and issuance of each Tranche shall be no less than 112,500 Consideration Shares (“Minimum per Tranche”) and no more than 171,384 Consideration Shares (“Maximum per Tranche”). For the avoidance of doubt, where the number of Consideration Shares per Tranche is (a) less than the Minimum per Tranche, the allotment and issue of the Minimum per Tranche constitutes full and final settlement for each Tranche, and (b) more than Maximum per Tranche, the allotment and issuance of Maximum per Tranche shall constitute full and final settlement for each Tranche.

3.3	Lock-Up Undertaking

All holders of the Consideration Shares shall execute in favour of the Listco a deed of undertaking in the form set out in Schedule 8 hereto (“Lock-Up Undertaking”), pursuant to which he/she/it shall undertake not to transfer his/her/its interests in the relevant Consideration Shares as follows (“Lock-Up Period”):

(a)	in respect of the Completion Tranche Consideration Shares, for a period of six (6) months commencing from the date of allotment and issuance of the Completion Tranche Consideration Shares;

(b)	in respect of the First Tranche Consideration Shares, for a period of six (6) months commencing from the date of allotment and issuance of the First Tranche Consideration Shares;

(c)	in respect of the Second Tranche Consideration Shares, for a period of six (6) months commencing from the date of allotment and issuance of the Second Tranche Consideration Shares; and

(d)	in respect of the Third Tranche Consideration Shares, for a period of six (6) months commencing from the date of allotment and issuance of the Third Tranche Consideration Shares. The relevant Consideration Shares shall only be transferred from the Designated Securities Account after the expiry of each Lock-Up Period corresponding to each Tranche.

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4.	CONDITIONS

4.1	Conditions Precedent

Completion of the sale and purchase of the Sale Shares is conditional upon the conditions set out in Schedule 2 being satisfied or waived in accordance with Clause 4.2.

4.2	Waiver of Conditions Precedent

Subject to applicable laws and regulations, the Parties agree that:

(a)	the Purchaser may in its sole and absolute discretion waive (in whole or in part) any or all of the conditions referred to in Schedule 2, save for paragraph (f); and

(b)	the Vendors may in their sole and absolute discretion waive (in whole or in part) any or all of the conditions referred to in paragraph (f) of Schedule 2,

without prejudice to any other rights and remedies which such waiving Party may have against the other Parties in respect of any breach of any agreements, covenants, obligations and undertakings to be performed or observed under this Agreement.

4.3	Satisfaction of Conditions Precedent

To the extent applicable to it, each Party shall use its reasonable endeavours to procure the expeditious fulfillment of the conditions referred to in Schedule 2. Each Party shall use its reasonable endeavours to keep the other Party fully informed of any development relating to the conditions applicable to it and shall forthwith notify the other Party upon the fulfillment of all such conditions and furnish to the other Party documentary evidence reasonably satisfactory to the other Party in respect thereof.

4.4	Parties to Do All ActS and Things Necessary or Expedient

Without prejudice to Clause 4.3, each Party shall do all acts and things including executing such documents and providing such information as are necessary to enable the other Party, where applicable, to obtain the necessary consents and approvals referred to in Schedule 2 and shall ensure that the information so provided is true, accurate and complete in all respects.

4.5	Effect of Non-Fulfillment of Conditions Precedent

Subject to paragraph (b) below, in the event that any of the conditions referred to in Schedule 2 is not fulfilled or waived in accordance with Clause 4.2 (as the case may be) on or before the date falling two (2) months from the date of this Agreement or such other date as the Vendors and the Purchaser may mutually agree in writing (“Long-Stop Date”), this Agreement (other than the Surviving Provisions) shall lapse and cease to have further effect and all obligations and liabilities of the Parties hereunder shall cease and determine and no Party shall have any claim against the other Parties, save in respect of any breach of Clauses 4.3 and 4.4 or any other antecedent breach of this Agreement.

5.	PRE-COMPLETION

5.1	The Vendors’ Obligations in Relation to the Conduct of Business

The Vendors undertake to procure and ensure that, between the date of this Agreement and the Completion Date, the undertakings specified in Schedule 3 are complied with by the Company.

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5.2	Other Vendor’s Obligations prior to Completion

Until Completion, the Vendors shall, and shall procure that the Company shall, upon sufficient prior written request and notification to the Vendors:

(a)	give reasonable access and make available as soon as reasonably practicable to the Purchaser and any person authorised in writing by the Purchaser all information and documents (including, without limitation, books of account, financial and other records, contracts and external auditors’ work papers) relating to the Company as the Purchaser or such authorised person shall request; and

(b)	authorize and direct the officers and employees of the Company, and request the auditors and other advisers of the Company, to co-operate with the Purchaser for the purpose of or in connection with the Purchaser’s Due Diligence and any of the transactions or matters contemplated herein,

Provided always that all information made available under this Clause 5.2 shall be subject to the confidentiality obligations under Clause 10.

6.	COMPLETION

6.1	Date and Place

Subject to the satisfaction or waiver (as the case may be) of the conditions in Schedule 2, Completion shall take place on the Completion Date or at such venue, time and/or date as the Vendors and the Purchaser may mutually agree in writing.

6.2	Vendors’ AND Purchaser’s Obligations on Completion

On Completion, the Vendors and the Purchaser shall procure that their respective obligations specified in Schedule 4 are fulfilled.

6.3	Breach of Completion Obligations

If any of the documents required to be delivered to any Party on Completion is not forthcoming for any reason or if in any other respect the provisions of Clause 6.2 and Schedule 4 are not fully complied with by any of the Parties, the Party that is not in default shall be entitled by giving written notice to the other Parties (in addition to and without prejudice to all other rights and remedies available to it, including the right to claim damages):

(a)	to elect to terminate this Agreement (other than the Surviving Provisions) as against the other Parties, without liability on the part of the terminating Party and Clause 11.3(b) shall apply;

(b)	to effect Completion so far as practicable having regard to the defaults which have occurred;

(c)	to specific performance of this Agreement; or

(d)	to fix a new date for Completion (not being more than 14 days after the Completion Date) in which case the foregoing provisions of this Clause 6.3 shall apply to Completion as so deferred.

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7.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Vendors’ Warranties

(a)	The Vendors jointly and severally represent and warrant to the Purchaser that subject to Clause 7.2, each of the Vendors’ Warranties is as of the date of this Agreement, true, accurate and not misleading and will be true, accurate and not misleading as though repeated on each day hereafter, down to Completion with reference to the facts and circumstances existing on each such date.

(b)	The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Vendors’ Warranties.

(c)	Each of the Vendors’ Warranties shall be separate and independent and shall not be limited by reference to any other Vendors’ Warranty or by anything in this Agreement and the Purchaser shall have a separate claim and right of action in respect of every breach of each Vendors’ Warranty.

(d)	Unless expressly provided otherwise, the Vendors shall be jointly and severally liable for their obligations under this Agreement.

(e)	The provisions of Schedule 9 shall operate to limit the liability of the Vendors in respect of any Purchaser Claim. Save for the Vendors’ Warranties, the Vendors make no other representations or warranties, express or implied, to the Purchaser and the Listco and both the Purchaser and the Listco acknowledge that neither Party has relied on nor been induced by any other warranties or representations made by the Vendors to enter into this Agreement.

7.2	Vendors’ Disclosures

(a)	Subject to Clauses 7.2(b) and 7.2(c), the Vendors’ Warranties are subject to the matters which are fully and fairly disclosed in the Vendors’ Disclosure Letter

(b)	The Parties agree that for the purposes of Clause 7.2(a), a matter shall be deemed to be “fully and fairly disclosed” if: (i) such matter has been disclosed in sufficient detail to enable the Purchaser to reasonably identify on the face of such disclosure the nature and scope of the matter disclosed; and (ii) such disclosure is true, accurate and not misleading.

(c)	Clause 7.2(a) shall not apply to any breach of any Vendors’ Fundamental Warranties.

(d)	Subject always to Clause 7.1(e), save for those matters fully and fairly disclosed in the Vendors’ Disclosure Letter, no information of which the Purchaser or any of its agents or advisers has knowledge (whether actual, constructive or imputed) and no investigation or report made or prepared by, on behalf of or for the benefit of the Purchaser shall affect or limit any claim by the Purchaser under the Vendors’ Warranties or reduce any amount recoverable thereunder.

7.3	Notification

(a)	If after the date of this Agreement and before Completion:

(i)	the Vendors shall become aware that any of the Vendors’ Warranties was untrue, inaccurate or misleading as of the date of this Agreement; or

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(ii)	any event shall occur or matter shall arise of which the Vendors become aware which results or may reasonably result in any of the Vendors’ Warranties being untrue, inaccurate or misleading if they were given at any and all times from the date hereof down to Completion, had the Vendors’ Warranties been repeated on each such date;

the Vendors shall immediately notify the Purchaser in writing and in any event prior to Completion setting out full details of the matter and the Vendors shall make any investigation concerning the event or matter and take such action, at its own cost, as the Purchaser may reasonably require.

(b)	If after the date of this Agreement and before each relevant Tranche Date:

(i)	the Purchaser shall become aware that any of the Purchaser Warranties was untrue, inaccurate or misleading as of the date of this Agreement; or

(ii)	any event shall occur or matter shall arise of which the Purchaser becomes aware which results or may reasonably result in any of the Purchaser Warranties being untrue, inaccurate or misleading if they were given at any and all times from the date hereof down to Completion, had the Purchaser Warranties been repeated on each such date, the Purchaser shall immediately notify the Vendors in writing and in any event prior to Completion setting out full details of the matter and the Purchaser shall make any investigation concerning the event or matter and take such action, at its own cost, as the Vendors may reasonably require.

7.4	The Purchaser Warranties

(a)	The Purchaser represents and warrants to the Vendors that each of the Purchaser Warranties is as of the date of this Agreement, true, accurate and not misleading and will be true, accurate and not misleading as though repeated on each day hereafter, down to Completion with reference to the facts and circumstances existing on each such date.

(b)	Each of the Purchaser Warranties shall be separate and independent and shall not be limited by reference to any other Purchaser Warranty or by anything in this Agreement and the Vendors shall have a separate claim and right of action in respect of every breach of each Purchaser Warranty.

7.5	The Purchaser’s Undertakings

(a)	The Purchaser undertakes to the Vendors to procure that:-

(i)	the Consideration Shares shall be allotted and issued to the Vendors at each Tranche, credited as fully paid and rank pari passu with the then existing shares of the Listco and listed on the Nasdaq Capital Market, with the benefit of all rights, benefits and entitlements attaching thereto as at each relevant Tranche Date (including the right to any dividends or other distributions declared and payable thereon on or after that date); and

(ii)	the Listco shall, between the date of this Agreement and each relevant Tranche Date:

(aa)	submit to the relevant authorities (including the Nasdaq Listing Centre) all necessary applications for the listing and quotation of the relevant Tranche of Consideration Shares on the Nasdaq Capital Market; and

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(bb)	take the necessary steps to obtain all Approvals for the Acquisition and its Completion and the transactions contemplated under this Agreement (including the allotment and issuance of the Tranches and the listing and quotation thereof on the Nasdaq Capital Market) from its shareholders (where applicable) and third parties including all legislative, executive, regulatory, judicial or other authorities in Singapore or the Cayman Islands, whether pursuant to the laws of incorporation of the Listco or the listing rules applicable to it.

(b)	The Purchaser undertakes to the Vendors that in the event that the UOB TBL Loan is not discharged or otherwise subsists after Completion, it shall, in good faith, as soon as reasonably practicable after Completion, take all such steps as may be reasonable to enable it to provide a corporate guarantee as security for the UOB TBL Loan in replacement of the UOB TBL Guarantee.

7.6	Right to Terminate prior to Completion

If, at any time prior to Completion:

(a)	the Vendors are in breach of any Vendors’ Warranty, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by notice in writing to the Vendors to terminate this Agreement (other than the Surviving Provisions) and Clause 11.3(b) shall apply. Any failure by the Purchaser to exercise the right to terminate this Agreement under this Clause 7.7(a) shall not constitute a waiver of any other rights of the Purchaser arising out of any breach of any Vendors’ Warranty; or

(b)	any event shall occur which amounts to a Material Adverse Change, the Purchaser shall be entitled by notice in writing to the Vendors to terminate this Agreement (other than the Surviving Provisions) without any liability on the part of the Purchaser.

7.7	Indemnity

(a)	In consideration of the agreement of the Purchaser to acquire the Sale Shares on the terms of this Agreement, the Vendors, subject to the provisions of Schedule 9, hereby covenant with the Purchaser that it shall indemnify and save harmless the Purchaser from and against any and all Losses which the Purchaser may at any time and from time to time sustain, incur or suffer by reason of or in connection with any breach of any Vendors’ Warranty given by the Vendors under this Agreement.

(b)	The Vendors, subject to the provisions of Schedule 9, covenant with the Purchaser to indemnify and save harmless the Purchaser from and against any and all Losses which the Purchaser may at any time and from time to time sustain, incur or suffer in respect of the Sale Shares not being duly authorised, properly or validly allotted or transfers of such Sale Shares prior to Completion, not being duly effected or in order.

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8.	POST-COMPLETION UNDERTAKINGS

8.1	Definitions

In this Clause 8, the following terms shall have the following meanings:

(a)	“Prohibited Business” means the business carried out by the Company as at the date hereof, save for the operations carried out by Sakal Real Estate Partners Pte. Ltd.being a real estate investment advisory services, asset management (excluding property management) and brokerage firm in Singapore;

(b)	“Prohibited Period” means (i) the period commencing on the Completion Date and ending on the second anniversary of the date of allotment and issuance of the Third Tranche Consideration Shares; or (ii) in respect of each Vendor, the period where the Vendor continues to hold effective or beneficial shareholding interest in the Company;

(c)	“Prohibited Territories” means Singapore, Malaysia and the Philippines, and such other jurisdictions as the Company may conduct its operations; and

(d)	“Relevant Capacity” means, directly or indirectly, whether itself or together with any other person, firm or company (other than the Purchaser or the Company) or in any other manner and whether through the medium of any company controlled by it or as principal, owner, investor, partner, director, employee, consultant or agent.

8.2	Non-Competition

Each Vendor hereby undertakes to the Purchaser that it will not, and shall procure that its Affiliate shall not, in any Relevant Capacity during the Prohibited Period:

(a)	carry on or assist in, or be engaged, concerned or interested in any business or activity which is same or similar to the Prohibited Business or competes with the Prohibited Business in any of the Prohibited Territories;

(b)	canvass, solicit or entice away or attempt to solicit or entice away, in competition with the Prohibited Business, the custom of any person, firm, company or organisation who shall have been a customer or client of the Company within the period of one (1) year prior to each relevant Tranche Date; and

(c)	solicit or entice away, or attempt to solicit or entice away from the Company, the services of or, offer employment or a retainer to or endeavour to entice away from the Company, any person who was a key employee of the Company engaged in managerial duties within the period of one (1) year prior to each relevant Tranche Date.

8.3	Exceptions

The restrictions in Clause 8.2(a) shall not apply to any person with respect to any holding of or trading in: (i) any interest held by such Vendor or Affiliate held prior to the Completion Date or otherwise disclosed to the Purchaser prior to Completion, (ii) any interest less than 5 per cent. of the outstanding share capital of a company the shares of which are listed on any stock exchange; or (iii) any participation interests in any collective investment fund managed by an independent professional fund manager.

8.4	Reasonableness

While the restrictions set out in Clause 8.2 are considered by the Parties to be reasonable in all the circumstances and no greater than is reasonable and necessary for the protection of the Company and the Purchaser, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s or the Purchaser’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner in accordance with prevailing applicable law, then the said restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

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8.5	Representation

Each Vendor covenants with the Purchaser that following Completion, it shall not:

(a)	do anything which is intended to damage the goodwill or reputation of the Company; or

(b)	represent or hold itself out as retaining any interest in the Company.

8.6	Undertaking

The Purchaser shall use its best endeavours, for a period of three (3) years commencing from the Completion Date, to loan up to S$2,000,000 to the Company for the purposes of its working capital and expansion needs which shall be made available upon a drawdown request from the Company on such terms and conditions acceptable to the Purchaser in its absolute discretion and subject to any commercial requirements on the Purchaser.

9.	TAX INDEMNITY

9.1	Definitions

In this Clause 9, the following terms shall have the following meanings:

(a)	“Claim” includes:

(i)	any notice, demand, assessment, letter or other document issued or action taken by the taxation or other statutory or governmental authority, body or official whosoever (whether of Singapore or elsewhere in the world) whereby the company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available; and

(ii)	any return, amended return, computation, accounts or any other documents required for the purposes of Taxation,

from which a Liability to Taxation has been or may be imposed on or suffered by the Purchaser or the Company or increased or further payment to such authority or body is required to be made;

(b)	“Liability to Taxation” includes:

(i)	the loss or non-availability of, reduction in the amount of, or setting off against profits or against a Taxation liability of, any Relief for whatever reason;

(ii)	the cancellation of, loss of, non-availability of, reduction in the amount of, or setting off against any Taxation liability of, a right to repayment of Taxation; and

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(iii)	the setting off against profits or against a Taxation liability (in either case in respect of which but for such setting off the Company would have had a liability to pay Taxation in respect of which a claim could have been made under this Agreement) of any Relief which is not available before Completion but arises in respect of a Transaction or Transactions occurring after Completion, and the amount of the Liability to Taxation shall in such cases be deemed to be equal to:

(iv)	in the case of a repayment, the amount of the repayment which would otherwise have been obtained; or

(v)	in the case of a Relief, the amount of Taxation which would have been saved by the Relief but for such loss, non-availability, reduction or set-off, assuming that there are sufficient profits against which to set off the Relief lost on the basis of Taxation payable at the average rate (weighted on a time basis) appropriate to the earliest period in respect of which Taxation becomes payable which would not have been payable if the said Relief had not been lost, reduced or set off or, as the case may be, had been available;

(c)	“profits” includes income, profits or gains (including capital gains) of any description or from any source and references to profits earned, accrued or received include profits deemed to have been or treated as earned, accrued or received for Taxation purposes;

(d)	“Relief” means any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation; and

(e)	“Transaction” includes any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Taxation and any change in accounting reference date and any references to any transaction effected on or before Completion include the combined result of two or more transactions, the first of which shall have taken place (or be deemed to have taken place) or the commencement of which shall have occurred (or be deemed to have occurred) on or before Completion.

9.2	Covenant

Subject to the provisions of Schedule 9, the Vendors hereby agree with and undertakes to the Purchaser to pay to the Purchaser or the Company, at the Purchaser’s direction, on the due date for payment an amount equal to:

(a)	any Liability to Taxation of the Company:

(i)	in respect of or arising from any Transaction effected or deemed to have been effected on or before Completion; or

(ii)	by reference to any profits earned, accrued or received on or before Completion.

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(b)	any liability of the Company to make a payment by way of reimbursement, recharge, indemnity or damages (whether for breach of contract or arising in tort) connected in any way with Taxation:

(i)	in respect of or arising from any Transaction effected or deemed to be effected on or before Completion; or

(ii)	by reference to any profits earned, accrued or received on or before Completion; and

(c)	any Liability to Taxation:

(i)	affecting the Company in respect of or arising from any Transaction completed after Completion in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, incurred or entered into on or before Completion; or

(ii)	affecting the Company in respect of or arising from any combination or series of Transactions which includes:

(A)	a Transaction outside the ordinary course of business effected before Completion; and

(B)	one or more Transactions effected after Completion which are either:

(I)	in the ordinary course of business; or

(II)	are effected in pursuance of a legally binding obligation or an arrangement,

in either case incurred or entered into on or before Completion and in either case whether or not conditional.

The payments made under this Clause 9.2 shall include, without limitation, all penalties, charges and interest and reasonable costs and expenses including, without limitation, external advisors’ and/or consultants’ fees incurred by the Purchaser and the Company in connection with any Claim for Taxation or liability as is herein mentioned.

9.3	Payment

Any payments made under Clause 9.2 shall be treated as separate and independent from the Total Consideration and shall not entitle any Party in any way to deduct from and set-off against payment of or delay or make late payment under Clause 3.

9.4	Due Date for Payment

The due date for payment under Clause 9.2 shall be as follows, provided sufficient written notice is provided to the Vendors of such liability:

(a)	where a liability of the Vendors under Clause 9.2 arises from a liability of the Purchaser or the Company to make a payment of Taxation which has not been made as at the date of the Purchaser or the Company becoming aware of a Claim which could give rise to a liability under this Clause 9, the date falling seven (7) Business Days before the latest date on which that Taxation becomes payable to the relevant Tax Authority in order to avoid a liability to interest or penalties accruing;

(b)	in the case of any loss, non-availability, reduction or setting off of a Purchaser’s Relief, the earliest date on which Taxation becomes payable to the relevant Tax Authority which would not have been payable had the Purchaser’s Relief not been lost, unavailable, reduced or set-off;

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(c)	in the case of the loss, reduction, setting off or non-availability of a repayment of Taxation, the date falling seven (7) days after written demand thereof by or on behalf of the Purchaser; and

(d)	in any other case, including where any payment of Taxation has already been made, seven (7) days after service by the Purchaser of a notice containing a written demand in respect of the matter for which each Vendor is liable, including in respect of any Taxation that has already been paid and is therefore not covered by Clauses 9.4(a) and 9.4(b),

9.5	Exclusions

The provisions of Schedule 9 shall operate to limit the liability of the Vendors in respect of any Purchaser Claim and the indemnity in Clause 9.2 shall not cover any Claim for Taxation:

(a)	to the extent that allowance, provision or reserve specifically in respect thereof was made in the Company Management Accounts;

(b)	in respect of Taxation arising out of the ordinary course of the normal trading of the Company since the Company Management Accounts Date;

(c)	to the extent that such claim arises as a result only of any provision or reserve in respect thereof being insufficient by reason of any increase in rates of Taxation made after the Completion Date with retrospective effect.

9.6	No Withholding

All sums payable by each Vendor pursuant to Clause 9.2 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

9.7	If at any time any applicable law, regulation or regulatory requirement, requires the Vendors to make any deduction or withholding from any payment made in respect of any amount due from the Vendors hereunder, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser or, as the case may be, the recipient received, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

9.8	If the Vendors are required by law to make any deduction or withholding as referred to in Clause 9.7 above, the Vendors shall:

(a)	make such deduction or withholding;

(b)	pay the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

(c)	forthwith furnish to the Purchaser the original, or a duly certified copy, of a receipt evidencing payment.

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10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	Confidential Information to be Kept Confidential

Subject to Clause 10.2:

(a)	each Party agrees that it shall and shall procure that its advisers and other authorised persons (“Authorised Persons”) shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence of and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; and

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(b)	the Vendors shall treat as strictly confidential and not disclose or use any information which relates to:

(i)	following Completion, the Company; and

(ii)	the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group;

(c)	the Purchaser shall treat as strictly confidential and not disclose or use any information which relates to:

(i)	the business, financial or other affairs (including future plans and targets) of the Vendors; and

(ii)	prior to Completion, the Company.

10.2	Clause 10.1 shall not apply in respect of any information which:

(d)	is now or shall hereafter come into the public domain (otherwise than as a consequence of any unauthorised disclosure by the relevant Party or any of its Authorised Persons);

(e)	was lawfully in the possession of the relevant Party receiving the same prior to disclosure to the relevant Party in connection with this Agreement;

(f)	was lawfully furnished to the relevant Party receiving the same by a third party;

(g)	is required to be disclosed by law or regulations or by a court of competent jurisdiction or by any governmental or regulatory authority or the rules of any relevant securities exchange(s) applicable to itself or (in the case of a Party which is a corporation) its parent company or pursuant to any litigation Provided that the Party with an obligation to make the disclosure shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation;

(h)	is disclosed to professional advisers of the disclosing Party on terms that such professional advisers accept such information under a duty of confidentiality; or

(i)	is required to be disclosed in connection with the satisfaction of any of the conditions set out in Schedule 2.

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10.3	Where any announcement or press release in relation to this Agreement or the Acquisition is required to be made, the Purchaser or the Listco (as the case may be) shall consult with the Vendors as soon as reasonably practicable before complying with such an obligation.

11.	MISCELLANEOUS

11.1	Releases

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by such Party in its absolute discretion without in any way prejudicing or affecting its rights against the other Party in respect of the same.

11.2	No Implied Waivers

The failure by any Party to exercise any right (including the right of rescission) or to require performance by the other Party or to claim a breach of any term of this Agreement shall not be deemed to be a waiver of such or any other rights or remedies available to it. Completion shall not constitute a waiver by the Purchaser or the Vendors (as the case may be) of their rights in relation to any breach of any provision of this Agreement whether or not known to them at the Completion Date, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

11.3	Continuing Effects of this Agreement

(a)	The Vendors’ Warranties, Purchaser Warranties and all other provisions of this Agreement which have not been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

(b)	This Clause and all the Surviving Provisions shall remain binding on the Parties notwithstanding Completion and/or any rescission or termination of this Agreement by any Party and any rights or obligations of the Parties in respect of any breach of this Agreement accruing prior to, on or as a result of such termination or rescission shall continue to subsist notwithstanding such termination or rescission.

11.4	Successors and Assigns

(a)	This Agreement shall be binding on and shall enure for the benefit of each Party’s successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

(b)	No Party may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the aforesaid, the Purchaser shall be entitled at any time after Completion and from time to time to transfer any of the Sale Shares and assign the benefit of this Agreement to an Affiliate without the prior written consent of the other Party.

11.5	Third Party Rights

Save as expressly provided in this Agreement, no provision of this Agreement is enforceable by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore by any person who is not a Party to this Agreement.

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11.6	Time of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

11.7	Further assurance

Each Party shall, and shall use its best endeavours to, procure that any necessary third party shall, from time to time execute such documents and do all such acts and things as the other Party may reasonably require to give effect to the sale and purchase and the transactions contemplated herein.

11.8	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

11.9	Costs and Expenses

(a)	Save as otherwise provided herein, each Party shall bear and be responsible for its professional and other costs and expenses incurred in the preparation, negotiation and execution of this Agreement and all other documents in connection with this Agreement, including all other professional and other costs and expenses incurred in relation to the performance of its obligations under this Agreement.

(b)	The Purchaser shall bear all stamp duty payable in connection with the purchase of the Sale Shares.

11.10	Invalidity

(a)	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

(b)	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 11.10(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 11.10(a), not be affected.

11.11	No Purported Variation

No purported variation of this Agreement shall be effective unless made in writing, refers specifically to this Agreement and is duly executed by all the Parties.

11.12	Construction

As the Parties have participated in the drafting of this Agreement, the Parties agree that any applicable rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

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11.13	No Withholding

(a)	All sums payable by the Purchaser and the Listco under this Agreement (including the Total Consideration) shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(b)	If at any time any applicable law, regulation or regulatory requirement, requires the Purchaser or the Listco to make any deduction or withholding from any payment made in respect of any amount due from the Purchaser or the Listco hereunder, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the vendors, on the due date for such payment, a net sum equal to the sum which they would have received had no such deduction or withholding been required to be made.

(c)	If the Purchaser or the Listco are required by law to make any deduction or withholding as referred to in Clause 11.13(b) above, the Purchaser and the Listco shall:

(i)	make such deduction or withholding;

(ii)	pay the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

(iii)	forthwith furnish to the Vendors the original, or a duly certified copy, of a receipt evidencing payment.

11.14	Interest

If the Purchaser fails to make any payment due to the Vendors under this Agreement by the relevant due date, the Purchaser shall pay interest on the overdue sum from the due date until payment of the overdue sum (whether before or after judgement), at the rate of one per cent (1%) per annum above the Development Bank of Singapore Limited base rate from time to time.

11.15	Communications

(a)	Notices To Be In Writing

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered by hand, by courier or prepaid registered post with recorded delivery, or by electronic mail addressed to the intended recipient thereof at its address or at its electronic mail address, and marked for the attention of such person (if any), designated by it to the other Party for the purposes of this Agreement or to such other address or electronic mail address, and marked for the attention of such person, as a Party may from time to time duly notify the other in writing.

(b)	Contact Addresses

The initial addresses of the Parties for the purpose of this Agreement are specified below:

The Vendors

Sakal Real Estate Partners Pte. Ltd.

Mailing Address	:	4 Robinson Road, #07-03, The House of Eden,
Singapore 048543
Attention	:	[REDACTED]
Electronic Mail Address	:	[REDACTED]

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Narendra Patel

Mailing Address	:	[REDACTED]
Attention	:	Narendra Patel
Electronic Mail Address	:	[REDACTED]

Chong Jia Gen, Kenneth

Mailing Address	:	[REDACTED]
Attention	:	Chong Jia Gen, Kenneth
Electronic Mail Address	:	[REDACTED]

The Purchaser

Rhonda Wong

Mailing Address	:	11 Lorong 3 Toa Payoh, Jackson Square Block B,
#04-17, Proptech Innovation Centre,
Singapore 319579
Attention	:	leo@ohmyhome.com
Electronic Mail Address	:	rhonda@ohmyhome.com

Race Wong

Mailing Address	:	11 Lorong 3 Toa Payoh, Jackson Square Block B,
#04-17, Proptech Innovation Centre,
Singapore 319579
Attention	:	leo@ohmyhome.com
Electronic Mail Address	:	race@ohmyhome.com

(c)	Deemed Delivery Date

Any such notice, demand or communication shall be deemed to have been duly served:

(i)	in the case of delivery by hand or by courier, when delivered;

(ii)	in the case of electronic mail, at the time of transmission if transmitted error-free; and

(iii)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail),

Provided that in each case where delivery by hand, by courier or by fax occurs on a day which is not a Business Day or after 6.00 p.m. on a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day and in proving service, it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted or that the electronic mail was properly addressed and despatched.

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11.16	Counterparts

(a)	This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart (which may include counterparts delivered by electronic transmission, with originals to follow) and each counterpart shall be as valid and effectual as if executed as an original.

(b)	The Parties agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record. The Parties further agree that they shall not dispute the validity, accuracy, legal effectiveness or authenticity or enforceability of this Agreement merely on the basis that this Agreement is executed by way of electronic signatures, and that such electronic record shall be final and conclusive of the Parties’ agreement of any relevant matter as set out in this Agreement.

11.17	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

(b)	Each Party agrees that any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any dispute or claim relating to any non-contractual obligations arising out of or in connection with this Agreement) shall be referred to and finally resolved by arbitration in Singapore to the exclusion of the ordinary courts, in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force which rules are deemed to be incorporated by reference in this Clause. The place of arbitration shall be in Singapore and the language of the arbitration shall be English. The arbitration tribunal shall consist of one arbitrator to be appointed by the President of the Court of Arbitration for the time being of the SIAC. The arbitral award made and granted by the arbitrators shall be final, binding and incontestable, may be enforced by the Parties against the assets of the other Party wherever those assets are located or may be found and may be used as a basis for judgement thereon in Singapore or elsewhere.

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Schedule 1

Particulars of the VENDORS

No.	Particulars of Vendor	No. of Sale Shares held	Percentage Proportion of Sale Shares (rounded to whole number)	Cash Consideration payable	Share Consideration Payable
1.	Sakal Real Estate Partners Pte. Ltd. Company Registration No. 201805658M Address: 4 Robinson Road, #07-03, The House of Eden, Singapore 048543 Telephone: 90040518 Email: [REDACTED]	147,059	42%	On Completion: S$229,721 On the first anniversary of the Completion Date: S$169,723 On the second anniversary of the Completion Date: S$340,556

On Completion: 44.97% of Completion Tranche Consideration Shares (S$337,277)

On the first anniversary of the Completion Date: 52.97% of First Tranche Consideration Shares (S$397,277)

On the second anniversary of the Completion Date: 41.39% of Second Tranche Consideration Shares (S$310,444)

On the third anniversary of the Completion Date: 42.00% of Second Tranche Consideration Shares (S$315,000)

2.	Narendra Patel Identification No.: [REDACTED] Address: [REDACTED] Telephone: [REDACTED] Email: naren@mycloud29.com	105,042	30%	On Completion: S$253,879 On the first anniversary of the Completion Date: S$313,877 On the second anniversary of the Completion Date: S$344,244

On Completion: 8.63% of Completion Tranche Consideration Shares (S$64,723)

On the first anniversary of the Completion Date: 0.63% of First Tranche Consideration Shares (S$4,723)

On the second anniversary of the Completion Date: 0.74% of Second Tranche Consideration Shares (S$5,556)

On the third anniversary of the Completion Date: 30.00% of Second Tranche Consideration Shares (S$225,000)

3.	Chong Jia Gen, Kenneth Identification No.: [REDACTED] Address: [REDACTED] Telephone: [REDACTED] Email: kenneth@simplysakal.asia	98,039	28%	On Completion: S$30,000 On the first anniversary of the Completion Date: S$30,000 On the second anniversary of the Completion Date: S$0 On the third anniversary of the Completion Date: S$0

On Completion: 46.40% of Completion Tranche Consideration Shares (S$348,000)

On the first anniversary of the Completion Date: 46.40% of First Tranche Consideration Shares (S$348,000)

On the second anniversary of the Completion Date: 57.87% of Second Tranche Consideration Shares (S$434,000)

On the third anniversary of the Completion Date: 28.00% of Second Tranche Consideration Shares (S$210,000)

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Schedule 2

Conditions Precedent

Completion of the sale and purchase of the Sale Shares is conditional upon the following conditions being satisfied or waived in accordance with Clause 4.2.

(a)	the Purchaser having undertaken and having completed its due diligence investigations (the “Purchaser’s Due Diligence”) in respect of the Company, including but not limited to the affairs, operations, businesses, assets, liabilities (including tax liabilities), contracts, financial condition, accounts, results, prospects and the business, legal, accounting, financial and tax affairs of the Company, and the results of such due diligence investigation being satisfactory to the Purchaser in its absolute discretion;

(b)	the audit on the consolidated financial accounts of the Company for the year ended 31 December 2022 (“FY2022”) being completed and the revenue of the Company for FY2022 being not less than S$2,600,000 and net loss being not more than S$250,000;

(c)	the completion of the secondary fund raising by the Listco for the purposes of, inter alia, the Acquisition;

(d)	there not having been at any time hereafter any Material Adverse Change in relation to the Company and its operations;

(e)	all the Vendors’ Warranties being true, accurate and not misleading as at the Completion Date;

(f)	all the Purchaser Warranties being true, accurate and not misleading as at the Completion Date;

(g)	the receipt of consent from United Overseas Bank Limited in relation to:- (i) the change in control of the Company pursuant to the Acquisition in respect of the UOB TBL Loan (“UOB Acquisition Consent”); and (ii) the waiver of the requirement for a minimum of thirty per cent (30%) active local participation and ownership in the Company under the terms and conditions of the UOB TBL Loan (“UOB Participation Consent”);

(h)	the receipt of consent from Enterprise Singapore in relation to the waiver of the requirement for a minimum of thirty per cent (30%) active local participation and ownership in the Company under the terms and conditions of the UOB TBL Loan;

(i)	the entry into a deed of termination for the termination of the lease agreement between Platinum28 Pte. Ltd., as the landlord, and the Company, as the tenant, in the respect of the lease of the premises at 28 Genting Lane #04-07, Platinum 28, Singapore 349585, with effect from the Completion Date or such other date as is acceptable to the Purchaser;

(j)	all covenants and undertakings of the Vendors under this Agreement having been complied with as at the Completion Date, and all representations of the Vendors remaining true as at the Completion Date;

(k)	all consents and/or approvals from the shareholders of the Listco in respect of the Acquisition being obtained, if required;

(l)	there being no present, pending or threatened claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration against the Company;

(m)	the purchase and transfer of the Sale Shares upon the terms and conditions of this Agreement not being prohibited or restricted by any statute, order, rule, regulation, directive, guideline or request (whether or not having the force of law) promulgated by any legislative, executive or regulatory body or other authority of Singapore, the Cayman Islands and any other relevant jurisdictions;

(n)	all approvals, consents, licences, permits, waivers and exemptions (collectively, “Approvals”) for the Acquisition and its Completion and the transactions contemplated under this Agreement (including the allotment and issuance of the Tranches) being granted by third parties including all legislative, executive, regulatory, judicial or other authorities in Singapore, the Cayman Islands and where any such Approval is subject to conditions, such conditions being acceptable to the Purchaser, and if such conditions are required to be fulfilled before Completion, such conditions being fulfilled before Completion, and such Approvals remaining in full force and effect.

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Schedule 3

pre-Completion undertakings

1.	Vendors’ Pre-Completion Obligations

The Vendors undertake to procure and ensure that, between the date of this Agreement and the Completion Date:

(a)	the Company shall preserve and maintain in full force and effect its corporate existence;

(b)	the business of the Company shall be carried on in compliance in all respects with all applicable laws, rules, regulations and orders to which it is subject and as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement and in a manner consistent with past practices, save in so far as agreed in writing by the Purchaser;

(c)	the Company shall maintain in force all existing Licences and permits necessary for the carrying on of the business of the Company for the benefit of the Company;

(d)	without prejudice to the generality of paragraph 1(a), the Company shall not, except with the prior written consent of the Purchaser:

(i)	incur any capital or other expenditure or enter into any capital commitment or make any capital commitment or enter into any unusual or abnormal arrangement, of an amount in excess of S$10,000;

(ii)	make any change in the nature, scope or manner of conducting or organisation of its business nor dispose of the whole of its undertaking or property or a substantial part thereof;

(iii)	acquire, form or dispose of any interest in any subsidiary or associated company, or acquire or dispose of the whole or any substantial part of the undertaking, assets or business of any subsidiary or associated company or any other company or any firm or person or enter into any joint venture or partnership with any other person;

(iv)	make any loans or grant any credit or enter into any guarantee, indemnity or surety or security or encumbrance other than in the ordinary course of business and in a manner consistent with past practice;

(v)	borrow or raise any money (whether by way of overdraft, financial leases, hire-purchase or otherwise) or grant or issue or agree to grant or issue any mortgage, charge, debenture or security for money secured over any of its assets or grant or issue or agree to grant or issue any guarantee or indemnity (otherwise than in the ordinary course of its business and in a manner consistent with past practice);

(vi)	make any material changes in the terms of employment or appointment of any of its employees or officers or terminate or appoint (including renew) any employee or officer whose salary or fees exceed S$100,000 per individual per annum or provide or agree to provide any bonuses, benefits or gratuitous payment to any employee or officer and their affiliates;

(vii)	grant or enter into any licence, franchise or other agreement or arrangement concerning any part of its name, Intellectual Property Rights, trading names or Know-how;

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(viii)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

(ix)	pass any resolutions or do or omit to do anything in the conduct or management of its affairs which would be likely to materially reduce its net asset value or earnings, business, financial condition or prospects other than in the ordinary course of its business;

(x)	declare any dividends or make any other distributions to its shareholders or buy back any of its shares;

(xi)	create or issue or agree to create or issue any shares or other securities or grant or agree to grant any option or other right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital or other securities (including conversion rights and rights of pre-emption) or reduce or otherwise vary its capital;

(xii)	sell, transfer, lease, assign, encumber, dispose of or part with control of any interest in all or any part of its undertaking, business, rights, property or assets (tangible or intangible) (whether by a single transaction or a series of transactions) or contract to do so or acquire or contract to acquire any business, property or assets (tangible or intangible) or any interest therein, other than in the ordinary course of its business and for a consideration which is not lower than the higher of the book value or market value of the relevant asset;

(xiii)	enter into any contract or commitment outside the ordinary course of its business or which carries an exposure to the Company of an amount in excess of S$10,000 or which, together with other contracts or commitments, carries an exposure in excess of the aggregate sum of S$10,000;

(xiv)	terminate any material contract, agreement or arrangement with any person; and/or agree, conditionally or otherwise, to do any of the foregoing.

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Schedule 4

Completion Obligations

1.	Vendors’ Obligations on Completion

1.1	On Completion, the Vendors shall deliver, and shall procure that there be delivered, to the Purchaser in such form and upon such terms satisfactory to the Purchaser:

(a)	transfers in respect of the Sale Shares duly executed by the registered holders thereof and completed in favour of the Purchaser or its nominee, together with the original share certificates in respect thereof;

(b)	a letter addressed to the Commissioner of Stamp Duties (in the form and format of Worksheet D and/or such other documents as may be prescribed by the Inland Revenue Authority of Singapore), certifying the net asset value per Share of the Company and a certified true copy of the latest available audited or management accounts of the Company;

(c)	duly executed waivers, consents and other documents as may be required to give good title to the Sale Shares and to enable the Purchaser or its nominee to become the registered holder thereof;

(d)	the written resignations of Ming Kok Wah (Ming Guohua) and Kwan Cho Ching Joe as directors of the Company, such resignations to take effect from and on the Completion Date, with acknowledgements signed under seal by each of them in form and substance satisfactory to the Purchaser to the effect that he has no claims whatsoever against the Company for compensation for loss of office, redundancy, unfair dismissal or otherwise howsoever;

(e)	the duly executed service agreement of Chong Jia Gen, Kenneth, in a form agreeable to the Purchaser;

(f)	duly executed deed of termination and waiver of the shareholders’ agreement dated 19 February 2020 entered into amongst Sakal Real Estate Partners Pte. Ltd., Chong Jia Gen, Kenneth and Lee Chuan Peng, in form and substance satisfactory to the Purchaser;

(g)	duly executed deed of termination and waiver of the shareholders’ agreement dated 31 January 2022 entered into amongst Sakal Real Estate Partners Pte. Ltd., Chong Jia Gen, Kenneth, Narendra Patel and the Company, in form and substance satisfactory to the Purchaser;

(h)	certified true copies of resolutions passed by the Company’s board of directors:

(i)	approving the transfer of the Sale Shares to the Purchaser or its nominee and the issuance of a new share certificate to the Purchaser or its nominee;

(ii)	approving the lodgement of the notice of transfer of the Sale Shares with ACRA, in order for the transfer of the Sale Shares to be updated in the electronic register of members of the Company;

(iii)	accepting the resignation of Ming Kok Wah (Ming Guohua) and Kwan Cho Ching Joe as directors of the Company and approving the appointment of such number of persons as the Purchaser may nominate as directors of the Company with effect from and including the Completion Date, subject to their respective consents to so act; and

(iv)	revoking the existing authorities to bankers in respect of the operation of the Company’s bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts.

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(i)	the certificate of incorporation, common seal, statutory registers and minute books written up to date (but not including Completion), and documents of title of the Company;

(j)	all the financial, accounting, human resource, books and records of the Company in relation to the employees, including the statements of remuneration for each employee;

(k)	where the Vendor is a corporate entity, certified true copies of the board and (if necessary) shareholders’ resolutions of the Vendor approving the sale of the Sale Shares and the execution of this Agreement and all other documents and agreements ancillary or pursuant to or in connection with this Agreement;

(l)	evidence satisfactory to the Purchaser that all guarantees, indemnities and security given by the Company (if any) in respect of the performance of the obligations of the Vendors and/or any of its Affiliates including their respective directors which is not a Company have been fully released; and

(m)	evidence satisfactory to the Purchaser that all loans or other indebtedness owing to the Company (if any) by the Vendors and/or any of its Affiliates including their respective directors have (whether due for payment or not) been repaid in full.

1.2	The Vendors shall cause a notice of transfer of the Sale Shares mentioned in paragraph 1.1(a) (subject to stamping) in favour of the Purchaser (or its nominee) to be lodged with ACRA no later than the close of business on the Completion Date notwithstanding any provision in the constitution of the Company, in order for the electronic register of members of the Company to be updated by ACRA accordingly.

2.	Purchaser’s Obligations on Completion

2.1	Against compliance by the Vendors with the provisions of paragraph 1.1 above, the Purchaser shall pay the Cash Consideration of S$513,600 and shall procure the allotment and issuance of the Completion Tranche Consideration Shares by the Listco to the Vendors in accordance with Clause 3.2(a)(i) and Clause 3.2(b)(i).

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Schedule 5

Vendors’ Warranties

1.	Accuracy and Adequacy of Information

1.1	The particulars contained in Schedule 1 and Schedule 7 are true and accurate and not misleading.

1.2	All information disclosed and/or provided by the Vendors or the Company or any of the directors, auditors, advisers, employees, representatives or agents of any of them to the Purchaser or its officers, professional advisers, employees or agents or disclosed in or attached to the Vendors’ Disclosure Letter was or will be (as the case maybe) when given, and is and remains, true, complete and accurate and not misleading and the Vendors are not aware of any fact or matter or circumstances not disclosed to the Purchaser which renders any such information untrue, inaccurate or misleading.

2.	Capacity and Authority of the Vendors

2.1	Where the Vendor is a corporate entity, it is a company duly incorporated and existing under the laws of Singapore. Where the Vendor is an individual, he/she has not been declared (by any appropriate court or other authority) to be incompetent or of an unsound mind, and is of sound mind.

2.2	The Vendors have the capacity to enter into, perform and deliver this Agreement and have taken all necessary action to authorise its entry into, performance and delivery of this Agreement.

2.3	This Agreement when executed by the Vendors will constitute legal, valid and binding obligations of the Vendors enforceable in accordance with its terms.

2.4	The execution, delivery and performance of this Agreement by the Vendors will not result in a breach of:

(a)	any agreement, instrument or document to which it is a party or by which any of its assets are bound; or

(b)	any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over any Vendor.

3.	Corporate Information

3.1	Incorporation

The Company is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated.

3.2	The Sale Shares

(a)	The Vendors are, and will on Completion be, the legal and beneficial owner of the Sale Shares and shall on Completion be entitled to transfer the legal and beneficial ownership of such Sale Shares on the terms of this Agreement.

(b)	The Sale Shares constitute 100% of the properly and validly allotted and issued Shares in the capital of the Company, are fully paid up or credited as fully paid, and will accord the Purchaser with 100% of the voting rights.

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(c)	The Sale Shares are or will on Completion be free from any Encumbrances whatsoever. There is not, nor is there any agreement or arrangement to create, any Encumbrance on or over any of the Sale Shares.

(d)	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(e)	All consents for the transfer of the Sale Shares have been obtained or will be obtained by Completion.

(f)	The Sale Shares have not been and are not listed on any stock exchange or regulated market.

(g)	The Company does not have any interest in, or has not agreed to acquire, any share capital or other security of any other company (wherever incorporated).

(h)	The Company has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf, other than authority for a director, officer or employee of the Company to enter into a contract for and on behalf of the Company in the ordinary course of business.

(i)	The Company has not been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, during the last five years and no such restructuring is currently taking place or envisaged.

3.3	Constituent Documents, Corporate Registers and Minute Books

(a)	The Constituent Documents contained in the Data Room Documents are true and accurate copies of the memorandum and articles of association and/or the constituent documents of the Company and there are no breaches by the Company of its Constituent Documents.

(b)	The registers, statutory books, books of account and other corporate records of the Company:

(i)	are up-to-date;

(ii)	are maintained in accordance with applicable law on a proper and consistent basis;

(iii)	contain complete and accurate records of all matters required to be dealt with in such books and records; and

(iv)	have attached to them copies of all such resolutions and agreements as are required by law to be filed with the relevant authorities in the jurisdiction in which they are incorporated.

(c)	All registers, books and records referred to in paragraph 3.3(b) and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company are in the possession (or under the control) of the Company.

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(d)	All accounts, documents and returns required by law to be delivered or made to the relevant authorities in the jurisdiction in which it is incorporated have been duly and correctly delivered or made on a timely basis.

4.	Accounts

4.1	Company Management Accounts

(a)	The Company Management Accounts have been prepared:

(i)	in accordance with applicable law and accounting standards, principles and practices generally accepted in Singapore; and

(ii)	on a basis consistent with that adopted in preparing the corresponding accounts for the preceding two (2) financial years before the Company Accounts Date.

(b)	The Company Management Accounts are fair and not misleading and do not materially misstate the assets and liabilities of the Company as at the Company Management Accounts Date and the profits nor losses of the Company for the period concerned.

4.2	Depreciation of Fixed Assets

In the Company Management Accounts, the fixed assets of the Company have been depreciated in accordance with the accounting standards and the accounting policies set out in the respective Company Management Accounts.

4.3	Non-Recurring Items etc.

The profits and losses of the Company for the financial period ended on the Company Management Accounts Date as shown by the Company Management Accounts and the trend of profits and losses shown by such accounts have not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits and losses for all or any of such periods exceptionally high or low.

4.4	Taxation

(a)	Full provision or reserve has been made in the Company Management Accounts for all Taxation liable to be assessed on the Company for which it is or may become accountable in respect of:

(i)	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Company Management Accounts Date; and

(ii)	any transactions effected or deemed to be effected on or before the Company Management Accounts Date or provided for in the Company Management Accounts.

(b)	Full provision for deferred taxation has been made in the Company Management Accounts in accordance with the accounting standards, principles and practices generally accepted in Singapore.

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4.5	Business since Company Management Accounts Date

Since the Company Management Accounts Date as regards the Company:

(a)	there has been no Material Adverse Change;

(b)	the business has been carried on as a going concern in the ordinary and usual course, without any interruption or alteration in its nature, scope or manner;

(c)	no material capital commitments have been entered into by or are binding on the Company;

(d)	the Company has not declared, made or paid any dividend or other distribution to its members;

(e)	the Company has not issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

(f)	the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital; and

(g)	the Company has not incurred any additional borrowings or incurred any other indebtedness for borrowed monies except in the ordinary course of business.

5.	Financial Obligations

5.1	Financial Facilities

(a)	Details of all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Company are set out in the Vendors’ Disclosure Letter, the Vendors are in compliance with all such facilities in accordance with their terms and there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of the transactions effected by this Agreement.

(b)	As at the date of this Agreement, there are no financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Company save as set out in the Vendors’ Disclosure Letter.

(c)	The Company does not maintain any account with any financial institution other than the accounts disclosed in the Data Room Documents.

5.2	Guarantees

Save as set out in the Vendors’ Disclosure Letter, there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given:

(a)	by the Company; or

(b)	for the benefit of the Company.

5.3	Borrowing Limits

(a)	The amounts borrowed by the Company under its overdraft facilities do not exceed applicable overdraft limits.

(b)	The amounts borrowed by the Company do not exceed any limitation on its borrowings contained in its Constituent Documents or in any agreement or instrument binding upon it.

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5.4	Off-Balance Sheet Financing

The Company does not have outstanding any loan capital, nor has it factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in its Company Management Accounts.

5.5	Grants and Subsidies

(a)	Details of all government authority investment grants, loan subsidies or financial aid received by or pledged to the Company are set out in the Data Room Documents and/or the Vendors’ Disclosure Letter.

(b)	There are no circumstances in which such grant, subsidy or financial aid received by the Company might have to be wholly or partly forfeited or repaid.

(c)	The Company does not have any pending application for any government authority investment grants, loan subsidies or financial aid outstanding.

5.6	No Undisclosed Liabilities

There are no liabilities, whether actual or contingent, of the Company other than (a) liabilities disclosed or provided for in the Company Management Accounts; (b) liabilities incurred in the ordinary and usual course of business since the Company Management Accounts Date, none of which results or will result in a Material Adverse Change; or (iii) liabilities disclosed elsewhere in this Agreement.

6.	Properties

6.1	Title to the Properties

(a)	The properties listed below (the “Properties”) comprise all the freehold/leasehold property used, occupied or leased by the Company, and the Company does not have any other rights to or interests in any other land and does not occupy any other property. 28 Genting Lane #04-07, Platinum 28, Singapore 349585.

(b)	The Company has in its possession the lease or other building agreements or other deeds or documents evidencing the interest or rights of such Company in the Properties.

(c)	The Company does not own or have any legal or beneficial interest in any real property, except for the leases entered into in respect of the Properties.

6.2	Condition

The Properties are in a good and substantial state of repair (fair wear and tear excepted) without material defect (whether structural or otherwise) in the construction or condition and fit for the purposes for which it is presently used and so far as the Vendors are aware, there are no development works, redevelopment works or fitting out works outstanding in respect of the Properties.

6.3	Lease or other Agreements

(a)	All agreements in respect of the leasing or otherwise of the Properties, true copies of which have been supplied to the Purchaser, are in full force and effect, no notice having been given on either side to terminate them, the obligations of the Company thereto as tenant have been fully complied with, no dispute has arisen or is foreseeable in respect thereof, and there are no reasons why such agreements will not be renewed.

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(b)	The Company has paid all rent or licence fees and all other outgoings which have become due in respect of the Properties and has performed and observed all its obligations under all covenants (whether affecting the freehold or leasehold titles) restrictions conditions agreement statutory requirements planning consents bye-laws orders and regulations affecting the Properties and any business of the Company there carried on and no notice of any breach of any such matter has been received or is likely to be received and no use of the Properties contravenes or is precluded by any of such covenants conditions agreements statutory requirements planning consents bye-laws orders or regulations.

(c)	The Company has sole and exclusive possession or occupation of the Properties which it occupies and there are no circumstances which would entitle or require any lessor or other person to exercise any powers of entry to, right of forfeiture or take possession or which would otherwise restrict or terminate the continued sole and exclusive possession or occupation of the Properties by the Company.

(d)	None of any agreements in respect of the Properties will become subject to avoidance, revocation or become otherwise affected upon or in consequence of the making or implementation of this Agreement.

(e)	None of the agreements in respect of the leasing or otherwise of the Properties contain any unusual or onerous terms.

6.4	Acquisition or Disposal

(a)	Since the Company Management Accounts Date, the Company has not acquired or disposed of or agreed to acquire or dispose of any land or buildings or any interests therein nor will the Company acquire or dispose of or agree to acquire or dispose of any land or buildings or interest therein without the prior written consent of the Purchaser.

(b)	The Company has not at any time entered into either a lease of or a licence to assign any leasehold property nor has the Company at any time assigned or otherwise disposed of any leasehold property of which it was lessee or assigned any other leasehold property.

6.5	Properties Previously Owned

The Company does not have existing or contingent liabilities in respect of any property previously occupied by it or in which it owned or held any interest, including, without limitation, leasehold premises assigned or otherwise disposed of.

7.	Assets

7.1	Ownership of Assets

All assets included in the Company Management Accounts or acquired by the Company or which have otherwise arisen since the Company Management Accounts Date:

(a)	are legally and beneficially owned by the Company;

(b)	are, where capable of possession, in the possession or under the control of the Company;

(c)	are free from encumbrances; and

(d)	are not the subject of any factoring arrangement, conditional sale or credit agreement.

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7.2	Debts

None of the debts receivable or due to the Company which are included in the Company Management Accounts or which have subsequently arisen:

(a)	has been outstanding for more than 12 months from its due date for payment;

(b)	has been released on terms that the debtor has paid less than the full value of his debt; or

(c)	has been proved to any extent irrecoverable or is now regarded by the Company as irrecoverable in whole or in part,

and all such debts to the extent that they are due prior to the date of this Agreement are as at the date of this Agreement expected to realise their full value as included in the Company Management Accounts (as the case may be) after taking into account the provision for bad and doubtful debts made in the Company Management Accounts.

7.3	Plant and Machinery etc.

The plant and machinery, and other equipment owned or used by the Company are in good repair and condition (fair wear and tear excepted) and in reasonable working order, and have been regularly and properly maintained.

7.4	Sufficiency of Assets

The property and assets owned or leased by the Company comprise all the property and assets necessary for the carrying on of the business of the Company in the manner in, and to the extent to, which it is presently conducted.

8.	Intellectual Property and Technology

8.1	Definitions

For the purposes of paragraph 8:

“Business IP” means all Intellectual Property which has been used or intended to be used in or in connection with the business of the Company;

“Business IT” means all Information Technology which is owned by the Company and/or which has in the last two years been used or intended to be used in connection with the business of the Company;

“Information Technology” means computer systems, communication systems, software and hardware;

“Licensed Business IP” means Business IP other than Owned Business IP; and

“Owned Business IP” means Business IP which is owned by the Company.

8.2	Ownership etc.

(a)	All Business IP is either legally and beneficially owned by the Company or lawfully used with the consent of the owner under a licence, brief details of which are set out in Part 3 of Schedule 7 and copies of which have been disclosed to the Purchaser;

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(b)	all Owned Business IP is not being infringed or attacked or opposed by any person; and

(c)	all Owned Business IP is not subject to any Encumbrance or any licence or authority in favour of another,

and no claims have been made and no intellectual property applications are pending which if pursued or granted might be material to the truth and accuracy of any of the above.

8.3	Registered Intellectual Property

Paragraph 1 of Part 1, Schedule 7 lists complete, accurate and current details of all Owned Business IP that is registered or the subject of applications for registration and all renewal fees which are due and steps which are required for their maintenance and protection have been paid and taken, such that no further fees or steps need to be taken by the Company within six months from Completion.

8.4	Unregistered Trade Marks

Paragraph 2 of Part 1, Schedule 7 lists complete, accurate and current details of all unregistered trade marks forming part of the Owned Business IP and which are likely to be material to the Group.

8.5	Validity

The Owned Business IP is (or, in the case of pending applications, will be) valid and enforceable.

8.6	Infringement of Third Party Rights in Intellectual Property

The processes employed and the products and services dealt in by the Company do not and did not use, embody or infringe any rights or interests of third parties in Intellectual Property (other than the Business IP) and no claims of infringement of any such rights or interests have been made by any third party.

8.7	Licences

In respect of the several licences and agreements (including all amendments, novations, supplements or replacements to those licences and agreements), brief details of which are set out in Part 2 and Part 3 of Schedule 7 to the best knowledge of the Vendors:

(a)	they are in full force and effect, no notice having been given on either side to terminate them;

(b)	no circumstances exist or have existed which would entitle a party to terminate or vary them;

(c)	the obligations of all parties have been fully complied with and no disputes have arisen or are foreseeable in respect thereof; and

(d)	where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Company’s rights they have been so registered.

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8.8	Know-how

There has been and is no misuse of Know-how by the Company and the Vendors have not made any disclosure of Know-how to any person other than the Purchaser, except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

8.9	Loss of Intellectual Property Rights

Neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to result in a breach of, or give any third party a right to terminate or vary any licence to use any Licensed Business IP.

8.10	No assertion of moral rights

No moral rights have been asserted or are likely to be asserted which would affect the use of any of the Business IP.

8.11	Patents

All patentable inventions made by employees of the Company and used or intended to be used in the business of the Company were made in the normal course of the duties of the employees concerned and there are no outstanding or potential claims against the Company under any contract or law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property.

8.12	Sufficiency of Business IP

The Business IP comprises all the rights and interests in Intellectual Property necessary or convenient for the carrying on of the business of the Company in the manner in and to the extent to which it is presently conducted or is planned to be conducted.

8.13	Information Technology

(a)	Each of the Business IT is owned by or licensed to the Company.

(b)	The Business IT is in good working order. The present capacity and performance of the Business IT is sufficient to satisfy the current and reasonably projected business requirements (including requirements as to data volumes) of the Company.

(c)	All services relating to, and licences of, Business IT are, to the best knowledge of the Vendors:

(i)	in full force and effect, no notice having been given by either side to terminate them;

(ii)	no circumstances exist or have existed which would entitle a party to terminate them, vary them and/or make a claim for money or a money equivalent in respect of them; and

(iii)	the obligations of the parties thereto have been fully complied with,

and no disputes have arisen or are foreseeable in respect of those contracts.

(d)	There are, and there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Information Technology or losses of data which have had (or are having) a material adverse effect on the business of the Company and the Vendors are not aware of any fact or matter which may give rise to such a material adverse effect.

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(e)	The Company has in place procedures which are in accordance with current best industry practice:

(i)	to prevent unauthorised access to and the introduction of viruses and other contaminants into the Business IT;

(ii)	to take and store on-site and off-site back-up copies of the software and data in the Business IT; and

(iii)	to ensure that the business of the Company can continue without material disruption in the event of breakdown or performance reduction of the Business IT or loss of data, whether due to natural disaster, power failure or otherwise.

(f)	In the event that the persons providing maintenance or support services for the Business IT cease to provide such services, the Company has all the necessary rights, expertise and information to continue to maintain and support or have a third party maintain and support the Business IT.

(g)	The operation, functionality and performance of the Business IT is and will be unaffected by any change in date or by any related change in the field configurations containing date information within the Information Technology.

(h)	The Company has not disclosed, and is not aware of any disclosure by any third party of, the source code of software owned by the Company to any third party other than under a binding agreement with a reputable escrow agent on the agent’s standard terms. The release of any such source code has not been triggered and the Vendors are not aware of any fact or matter which might, now or in the future, trigger release of that source code.

9.	Contracts

9.1	Contracts

The Data Room Documents set out all the contracts (excluding all customer and supplier contracts and purchase orders in the ordinary course of business) that the Company is party to (the “Company Contracts”).

9.2	Joint Ventures etc.

The Company is not, and has not agreed to become, a member of any joint venture, consortium, limited liability partnership, partnership or other unincorporated association.

9.3	Agreements with Connected Persons etc.

There is not outstanding, and there has not at any time during the last two (2) years been outstanding, any agreement or arrangement to which the Company is a party and in which any of its directors or shareholders or any person connected with any of them or the Vendors or any of its related persons or connected persons is or has been interested, whether directly or indirectly.

9.4	Commission and Finder’s Fees

No person is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares.

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9.5	Compliance with Agreements

(a)	The Company Contracts are valid, binding and enforceable obligations of the Company.

(b)	The Company is not in material breach of any of its obligations under the Company Contracts and no counterparty to any Company Contract is in material breach of its obligations thereunder.

(c)	There are no grounds for rescission, avoidance or repudiation of any Company Contract and the Company has not received or given any notice of termination or of intention to terminate.

9.6	Effect of Sale of the Sale Shares

Neither entering into, nor compliance with, nor completion of this Agreement will:

(a)	cause any person who normally does business with or gives credit to the Company not to continue to do so on the same basis; or

(b)	result in a breach of the Constituent Documents; or

(c)	relieve any other counterparty to any Company Contract of its obligations thereunder.

10.	Employees and Employee Benefits

10.1	Employees and Terms of Employment

(a)	The Vendors’ Disclosure Letter sets out details, in relation to the Company, of:

(i)	the total number of Relevant Employees; and

(ii)	the salary, other benefits and period of continuous employment of each Relevant Employee.

(b)	The Company is not a party to any consultancy agreement and there have been no proposals to amend the terms of employment of any Relevant Employee.

10.2	Termination of Employment

(a)	The Company has not given or received any notice of termination from any Relevant Employee terminating his or her employment as at the date of this Agreement.

(b)	There have been no proposals made by the Company to terminate the employment of any Relevant Employee.

(c)	No liability which remains undischarged has been incurred by the Company for breach of any contract of employment with any Relevant Employee, including redundancy payments, protective awards, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Relevant Employee.

(d)	The Company has not made or agreed to make any payment or provided or agreed to provide any benefit to any Relevant Employee or former employee or consultant or any dependant of any such persons in connection with the proposed termination or suspension of employment or variation of any contract of employment or consultancy agreement of any such Relevant Employee or former employee or consultant.

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10.3	Industrial Disputes

The Company is not involved in, and there are no circumstances likely to give rise to, any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union, works council, staff association or other similar organisation or other body (in any such case whether or not recognised by the Company for collective bargaining or other negotiating purpose) representing employees or former employees of the Company.

10.4	Collective Bargaining Agreements etc.

The Company has not entered into any agreement or arrangement with any trade union or representative body.

10.5	Incentive Schemes

The Company does not have in existence nor is proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors or employees.

11.	Legal Compliance

11.1	Licences and Consents

(a)	All licences, consents, approvals, registrations and authorities necessary for the carrying on of the businesses of the Company are set out in the Data Room Documents (the “Licences”). Each of the Licences is in full force and effect, and has been and is being complied with in all respects.

(b)	There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification (materially detrimental to the interests of any Company) or revocation of any Licence.

(c)	The transfer of the Sale Shares under this Agreement will not result in any of the Licences being suspended, modified or revoked or not renewed.

11.2	Compliance with Laws

(a)	The Company is conducting, and has conducted, its business in compliance with applicable laws, bye-laws and regulations in all respects.

(b)	There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body having jurisdiction over the Company that are outstanding or, anticipated against the Company or any person for whose acts or defaults it may be vicariously liable.

(c)	The Company has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body having jurisdiction over the Company with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable law, bye-law or regulation, or requiring it to take or omit any action.

12.	Litigation

12.1	Current Proceedings

The Company is not involved, whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business, none of which exceeds S$10,000).

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12.2	Pending or Threatened Proceedings

No such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or is threatened by or against any Company.

13.	Tax

13.1	Returns

All returns, computations, notices and information which are or have been required to be made or given by the Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct in all respects, and (ii) none of them is the subject of any dispute with any Taxation Authority.

13.2	Penalties and Interest

The Company has not and none of the directors or officers of the Company has paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

13.3	Taxation Claims, Liabilities and Reliefs

(a)	There is no liability to Taxation in respect of which a claim could be made against the Company:

(i)	in respect of or arising from any transaction effected in the period prior to Completion; or

(ii)	by reference to any income, profits or gains earned, accrued or received in the period prior to Completion,

except, in each case of (i) and (ii):

(A)	to the extent that the Taxation has been paid, remitted, relieved or discharged, or provision or reserve specifically in respect thereof was made, in the Company Management Accounts;

(B)	to the extent that such claim arises as a result only of any provision or reserve in respect thereof being insufficient by reason of any increase in rates of Taxation made after the date hereof with retrospective effect; or

(C)	liability for Taxation resulting from transactions arising out of the ordinary course of the normal trading of the Company.

(b)	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time prior to Completion.

(c)	Company Residence

The Company has been resident for tax purposes in Singapore and nowhere else at all times since its incorporation and will be so resident at Completion.

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13.4	Anti-avoidance Provisions

The Company has not since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Taxation.

13.5	Goods and Services Tax

The Company has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to Goods and Services Tax, including (for the avoidance of doubt) the terms of any agreement reached with the relevant any Taxation Authorities.

14.	Insolvency etc.

(a)	The Company is not insolvent or unable to pay its debts and the Company will not become insolvent or unable to pay its clients as a result of the Vendors entering into this Agreement.

(b)	The Company has not proposed and does not intend to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

(c)	Neither the Company nor its directors, secretary or creditors has presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief by which the affairs, business or assets of the Company are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any director, secretary or creditor or by the Company itself nor has any such order or relief been granted or appointment made.

(d)	No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Company or whereby the assets of the Company are to be distributed to creditors or shareholders or other contributories of the Company.

(e)	No arrangement, procedure, step, order, petition, application, resolution or meeting, analogous to those described in paragraphs 14(b) to 14(d) of this Schedule, has occurred, commenced or been taken or made in any jurisdiction.

(f)	No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of the Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place as a consequence of which such an appointment might reasonably be expected to be made.

15.	Data Privacy

In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Data”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Data collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all respects with all laws relating to data loss, theft and breach of security notification obligations.

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Schedule 6

purchaser Warranties

1.	Capacity and Authority of the Purchaser

1.1	The Purchaser has the capacity to enter into, perform and deliver this Agreement and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement.

1.2	This Agreement when executed by the Purchaser will constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with its terms.

1.3	The execution, delivery and performance of this Agreement by the Purchaser will not result in a breach of:

(a)	any agreement, instrument or document to which it is a party or by which any of its assets are bound; or

(b)	any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over the Vendors.

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Schedule 7

intellectual property

Part 1

List of Registered Intellectual Property and Unregistered Trade Marks of the Company

1.	Registered intellectual property and applications for registration

The Company has not registered any of the Intellectual Property and does not have any pending applications for registration for Intellectual Property which it utilises in the course of its business.

2.	Unregistered trade marks

The following trade marks are being used by the Company in the course of its business but are unregistered:

a)

b)

Part 2

Licences by the Company

The Company has not licenced in favour of any other party any of its Owned Business IP.

Part 3

Licences to the Company (including computer software licences)

The Company currently utilises the following Business IP and Business IT under a licence:

●	Microsoft 365 and SharePoint;
●	Jira;
●	Amazon Web Services; and
●	Github.

Part 4

Business IP and Business IT developed by the Company:

The following Business IP and Business IT have been developed by the Company:

●	Simple App (CMS, Front End);
●	Document Management System – Simple App; and
●	Simply Powerup Task Management System.

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Schedule 8

FORM OF LOCK-UP UNDERTAKING

Date:

To:	OHMYHOME LIMITED

11 Lorong 3 Toa Payoh

Block B, #04-16/21, Jackson Square

Singapore 319579

ALLOTMENT AND ISSUE OF ____________ ORDINARY SHARES IN OHMYHOME LIMITED (“COMPANY”) (“CONSIDERATION SHARE ISSUE”) IN CONNECTION WITH THE ACQUISITION OF ALL THE ISSUED AND PAID-UP SHARE CAPITAL OF SIMPLY SAKAL PTE. LTD. (THE “ACQUISITION”)

- MORATORIUM UNDERTAKING BY ________________

1.	This deed of undertaking (this “Deed”) is being delivered to the Company in connection with the Consideration Share Issue. Any terms used but not otherwise defined herein shall have the meaning ascribed to it in the sale and purchase agreement dated ________________ 2023 entered into between (a) Ohmyhome (BVI) Limited, (b) Sakal Real Estate Partners Pte. Ltd., (c) Narendra Patel and (d) Chong Jia Gen, Kenneth in connection with the Acquisition (the “SPA”).

2.	I, ___________________, hereby confirm that I am the legal and beneficial owner of _________________ ordinary shares in the issued and paid-up share capital of the Company (“Moratorium Shares”) as at the date of this Deed.

3.	I hereby agree and irrevocably undertake to the Company that I will not, subject to Clause 5 of this Deed, in respect of any of the Moratorium Shares, for a period of six (6) months commencing from _________________ (the “Moratorium Period”), directly or indirectly:

(i)	reduce my effective shareholding interest in the Company below the level of such effective interest as at _________________;

(ii)	sell, contract to sell, offer, realise, transfer, assign, pledge, grant any option or right to purchase, sell any option or contract to purchase, purchase any option or contract to sell, grant any security over, encumber (such as by way of mortgage, assignment of rights, charge, pre-emption rights, rights of first refusal or otherwise) or otherwise transfer or dispose of any of the Moratorium Shares or any other securities of the Company or any subsidiary of the Company (including any securities convertible into or exercisable or exchangeable for or which carry rights to subscribe for or purchase any of the Moratorium Shares), whether such transaction is settled by delivery of such Moratorium Shares or such other securities, in cash or otherwise;

(iii)	enter into any agreement or arrangement (including any swap, hedge or derivative transaction) that will directly or indirectly constitute or will be deemed as a disposal of or transfer (in whole or in part) of any or all of the Moratorium Shares (or any securities convertible into or exercisable or exchangeable for or which carry rights to subscribe for or purchase any of the Moratorium Shares), whether such transaction is settled by delivery of such Moratorium Shares or such other securities, in cash or otherwise;

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(iv)	deposit any of the Moratorium Shares or any other securities of the Company or any subsidiary of the Company (including any securities convertible into or exchangeable for or which carry rights to subscribe for or purchase any of the Moratorium Shares or any other securities of the Company or any subsidiary of the Company) in any depository receipt facilities, whether any such transaction described above is to be settled by the delivery of Moratorium Shares or such other securities, in cash or otherwise;

(v)	enter into any transaction which is designed or which may reasonably be expected to result in or have the same effect (economic or otherwise) as (in whole or in part) any of the above; or

(vi)	offer or agree to make any announcement with respect to any of the foregoing transactions or publicly disclose any intention to do any of the above.

4.	This Undertaking shall be binding on me and my successors in title and permitted assigns.

5.	The Moratorium shall not apply, and the Moratorium Shares may be transferred during the Moratorium Period in the following situations:

(i)	to any trust for the direct or indirect benefit of myself or a member of members of my immediate family;

(ii)	if the undersigned is a corporation, partnership, limited liability company, trust or other corporate entity in connection with a restructuring, sale, merger or transfer of all or substantially all of the assets of the undersigned or any other change of control of the undersigned, not undertaken for the purpose of avoiding the restrictions imposed by this Deed,

(iii)	if the undersigned is a trust, to the beneficiary of such trust;

(iv)	by testate or intestate succession;

(v)	otherwise by operation by law or regulations or by order of a court of competent jurisdiction or by any governmental or regulatory authority;

(vi)	where prior written consent has been obtained from the Company sanctioning such transfer.

6.	Without prejudice to any other rights or remedies which the Company may have, I acknowledge and agree that damages may not be an adequate remedy for any breach of this Undertaking and the Company shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Undertaking.

7.	This Undertaking shall be governed by and construed in accordance with the laws of Singapore.

Any dispute arising out of or in connection with this Undertaking, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The tribunal shall consist of one arbitrator who shall be appointed by the President of the SIAC. The language of the arbitration shall be English. The arbitral award made and granted by the arbitrator shall be final, binding and incontestable, and may be enforced by the claimants against the assets of the respondents wherever those assets are located or may be found and may be used as a basis for judgement thereon in Singapore or elsewhere. The Parties expressly agree that the mandate of the arbitrator duly appointed in this Undertaking will remain in effect until a final arbitration award has been issued by the arbitrator.

8.	A person who is not a party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any of its terms but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

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Schedule 9

LIMITATIONS

The provisions of this Schedule shall operate to limit the liability of the Vendors in respect of any and all Purchaser Claims.

1.	Maximum liability.

1.1	The maximum aggregate liability of the Vendors in respect of all Purchaser Claims (save for a breach of the Vendors’ Fundamental Warranties or Purchaser Claims relating to Tax Indemnities), shall not exceed thirty per cent (30%) of the Total Consideration, being S$1,413,600.

1.2	The maximum aggregate liability of the Vendors in respect of Purchaser Claims arising from a breach of the Vendors’ Fundamental Warranties or Purchaser Claims relating to Tax Indemnities shall not exceed the amount of the Total Consideration.

2.	Minimum amount.

The Vendors shall not be liable for any Purchaser Claim unless the aggregate amount of its liability in respect of all Purchaser Claims exceeds S$5,000, in which case, the Vendors shall be liable for the entire amount of the Purchaser Claims and not just the excess.

The foregoing shall not apply to any Purchaser Claims relating to Tax Indemnities or Vendors’ Fundamental Warranties.

3.	Time limits.

The Vendors shall not be liable for any Purchaser Claim unless a written notice of such claim (“Claim Notice”) setting out in reasonable detail the specific matter in respect of which the claim is made including the circumstances giving rise to the claim and an estimate of the amount of such claim (together with relevant documents supporting the claim) has been given by the Purchaser to the Vendors:-

(a)	in respect of all Purchaser Claims (save for a breach of the Vendors’ Fundamental Warranties or Purchaser Claims relating to Tax Indemnities), within two (2) years from the Completion Date; and

(b)	in respect of Purchaser Claims arising from a breach of the Vendors’ Fundamental Warranties or Purchaser Claims relating to Tax Indemnities, within three (3) years from the Completion Date.

4.	Specific limitations.

The Vendors shall not be liable in respect of any Purchaser Claim where:-

(a)	to the extent that the alleged breach which is the subject of the Purchaser Claim is capable of remedy and is remedied to the satisfaction of the Purchaser (acting reasonably) within two (2) months of the date on which the Claim Notice is received by the Vendors;

(b)	proper allowance, provision or reserves has been made in the Company Management Accounts for the matter giving rise to the Purchaser Claim; and

(c)	it arises as a result of:-

(i)	a change in any legislation, regulation or law after the date of this Agreement or any legislation regulation or law not in effect at the date of this Agreement which takes effect retrospectively;

(ii)	any change in the accounting policy, bases or practice of the Company introduced or having effect after Completion; or

(iii)	any increase in the rates of Taxation or withdrawal of any concessionary tax rates or allowances in force at the date of this Agreement.

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5.	Contingent Liabilities.

If any Purchaser Claim shall arise by reasons of any liability of any Vendor which at the time the Purchaser Claim is notified to the Vendors is contingent only, shall not be under any obligation to make any payment in respect of such claim or liability until such time as the contingent liability becomes an actual liability and is due and payable.

6.	Recovery from Third Parties.

If the Company is or is likely to be entitled to recover from a third party any sum in respect of any matter giving rise to a Purchaser Claim, and a sum is so recovered:- (a) the amount payable by the Vendors in respect of that Purchaser Claim shall be accordingly reduced by an amount equal to the sum recovered; or (b) if the Vendors have already made a payment in respect of that Purchaser Claim, the Purchaser shall repay to the Vendors an amount equal to the sum recovered.

7.	Obligation to Mitigate.

Nothing in this Schedule 9 shall derogate from the Purchaser’s obligation to mitigate any loss or damage which it suffers in consequence of a breach of the Vendor’s Warranties or any fact, matter, event or circumstance likely to give rise to a Purchaser Claim.

8.	Exclusion.

The provisions of this Schedule 9 shall not apply where the Purchaser Claim arises as a result of dishonesty, fraud or wilful default on the part of the Vendors.

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IN WITNESS WHEREOF this Agreement has been entered into by the Parties on the date stated at the beginning.

THE VENDORS

SIGNED by MING KOK WAH
for and on behalf of
Sakal Real Estate Partners Pte. Ltd.	/s/ Ming Kok Wah
in the presence of:

/s/ Kwan Cho Ching Joe
Witness’s signature
Name: Kwan Cho Ching Joe
Address: [REDACTED]

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SIGNED by Narendra Patel

/s/ Narendra Patel

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SIGNED by Chong Jia Gen, Kenneth
in the presence of:

/s/ Chong Jia Gen, Kenneth

/s/ Alayna Ong
Witness’s signature
Name: Alayna Ong
Address: [REDACTED]

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THE PURCHASER

SIGNED by Wong Wan Chew
for and on behalf of
Ohmyhome (BVI) Limited
/s/ Wong Wan Chew

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